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                                                                      Exhibit 99





                           NATIONAL AUTO CREDIT, INC.
                             1995 STOCK OPTION PLAN
                               FOR MEMBER DEALERS





1.       Establishment, Purpose and Effective Date of Plan
         -------------------------------------------------
         National Auto Credit, Inc., a Delaware corporation (the "Company"), hereby establishes the "National Auto Credit, Inc. 1995 Stock Option Plan for Member Dealers" (the "Plan").

2.       Purpose
         -------
         The purpose of the Plan is to promote the long term success of the Company's financial services program, thereby enhancing stockholder value by providing Member Dealers with incentive awards that reward Member Dealers for increasing the number of Financing Contracts (as defined below) submitted, accepted and funded by the Company. The Company believes the Plan will assist in attracting and retaining Member Dealers of the highest caliber.

3.       Effective Date
         --------------
         The Plan shall be effective as of the later of (i) the date the Company's Registration Statement for the Plan, filed with the Securities and Exchange Commission, is effective, or (ii) after the date of the Plan's adoption by the Board of Directors of the Company (the "Board").

4.       Administration of the Plan
         --------------------------
         The Plan shall be administered by a committee (the "Committee"), appointed by the Board, subject to the provisions of the Plan. The Committee shall have full and exclusive authority to interpret and administer the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or desirable in the interests of the Company and in keeping with the objectives of the Plan. The Committee shall also prescribe the types and forms of the instruments evidencing any awards granted; adopt, amend and rescind rules and regulations for the administration of the Plan; construe and interpret the Plan, the rules and regulations, and the instruments; and make all other determinations necessary or desirable for the administration of the Plan. The decision of the Committee concerning the interpretation of the Plan or any Option (as defined below) shall be final and binding, subject to review by the Board.



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5.       Eligibility
         -----------
         Any Member Dealer may be eligible to receive one (1) or more awards under the Plan. An eligible "Member Dealer" shall be defined as a car or truck dealership or other entity acceptable to the Company executing a Dealer Acceptance Program Agreement as amended from time to time, or similar or successor documents (the "Dealer Agreement"), with the Company pursuant to which vehicle Financing Contracts (as defined below) are submitted by such Member Dealer to the Company and which are both accepted and funded by the Company; provided, that the Member Dealer is in good standing in accordance with the terms of the Dealer Agreement. A Member Dealer that submits vehicle Financing Contracts originating from multiple vehicle sales locations, but pursuant to a single Dealer Agreement, shall be treated as a single participant for the purposes of determining eligibility. "Affiliates" of the Company (as that term is used in the applicable Federal Securities Laws and Regulations) shall not be eligible to participate in the Plan.


6.       Shares Subject to the Plan
         --------------------------
         The aggregate number of shares (the "Shares") of Common Stock, $.05 par value (the "Common Stock") of the Company for which options may be granted under this Plan shall be five hundred thousand (500,000); provided, however, that whatever number of Shares shall remain reserved for issuance pursuant to the Plan at the time of any stock split, stock dividend or other change in the Company's capitalization shall be appropriately adjusted to reflect such stock dividend, stock split, reclassification, or other change in capitalization. The Committee may make or provide for such adjustments in the number and the price of the Shares covered by outstanding Options as the Committee in its sole discretion may determine is equitably required to prevent dilution or enlargement of the rights of participants that would otherwise result from (a) any stock dividend, stock split, combination of shares, issuance of rights or warrants to purchase stock, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, separation, reorganization, or partial or complete liquidation; or (c) any other corporate transaction, including a spin-off, or event having an effect similar to any of the foregoing. Such Shares shall be made available from authorized but unissued or reacquired Shares. Any Shares for which an Option is granted hereunder that are released from such Option for any reason shall become available for other Options to be granted under this Plan.

7.       Granting of Options
         -------------------
         (A) An eligible Member Dealer in good standing shall be eligible to receive a grant of an Option for the purchase of one thousand (1,000) Shares as of the last business day of the fiscal quarter in which the Company processes, accepts and funds the one-hundredth (100th) Financing Contract as defined below from such Member Dealer on or after February 1, 1995, pursuant to the terms and conditions of Section 8 herein, until the Plan terminates in accordance with Section 11 or Shares are no longer available. Further,


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                 a Member Dealer who received a grant of an Option for one
                 thousand (1,000) Shares shall be eligible to receive an additional grant of an Option to purchase an additional five hundred (500) Shares for each additional one hundred (100) Financing Contracts processed, accepted and funded by the Company in accordance with the Plan.

                 Options granted under this Section 7 are referred to as "Options" or "NAC 100 Options." A "Financing Contract" shall mean a vehicle financing contract submitted, accepted and funded by the Company on or after February 1, 1995. For purposes of Section 422 of the Internal Revenue Code of 1986, as amended, an Option shall be a "non-qualified stock option" and shall not constitute an "incentive stock option."


         (B) The Board may, from time to time, grant additional Options having such terms and conditions and numbers as the Board may determine in its discretion, subject to the terms and conditions of this Plan.

         (C) All Options granted hereunder must be evidenced by a written agreement on a form approved by the Committee.

8.       Exercise of Options
         -------------------
         Subject to the terms and conditions of this Plan, a participating Member Dealer may exercise the NAC 100 Options so granted in whole or in part in accordance with the terms and the conditions of the Plan as follows:

         (A)     Option Exercise

                 (1) At any time after twelve (12) months from the date of grant as to not more than thirty-three and one third percent (33 1/3%) of the Shares subject to such Option; and

                 (2) At any time after twenty-four (24) months from the date of grant as to an additional thirty-three and one third percent (33 1/3%) but not more than an aggregate of sixty-six and two thirds percent (66 2/3%) of the Shares subject to such Option; and

                 (3) At any time after thirty-six (36) months from the date of grant as to an additional thirty-three and one third percent (33 1/3%) or up to one hundred percent (100%) of the aggregate of the Shares subject to such Option.


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         (B)     Option Price

                 The Option price per Share of any NAC 100 Option granted under this Plan shall be determined, at a price equal to or greater than the Fair Market Value of the Common Stock on the date of grant. "Fair Market Value" for all purposes under the Plan shall mean the closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ") (or the exchange on which the Company is then being traded) as reported in the Wall Street Journal. If no sales of Common Stock were made on such date, the closing price of the Common Stock as reported for the preceding business day on which sales of Common Stock were made shall be used.

         (C)     Share Trigger Value

                 In addition to the requirements listed under Section 8(A), during the four (4) years from the date of grant an Option may only be exercised when the Fair Market Value per Share as defined above on the date of exercise, is equal to or greater than one hundred twenty-five percent (125%) of the Option price per Share (the "Share Trigger Value").

                 An Option may be exercised, in whole or in part, at such time after four (4) years from the date of grant as the Share Trigger Value may be reached and if otherwise in accordance with the terms and provisions of this Plan.

                 In the event the Member Dealer is unable to exercise vested portions of an Option due to the fact that the Share Trigger Value is not reached, then the NAC 100 Options granted herein shall be exercisable as follows:

                 (1) At any time after four (4) years from the date of grant as to not more than thirty-three and one third percent (33 1/3%) of the Shares subject to such Option; and

                 (2) At any time after five (5) years from the date of grant as to an additional thirty-three and one third percent (33 1/3%) but not more than an aggregate of sixty-six and two thirds percent (66 2/3%) of the Shares subject to such Option; and

                 (3) At any time after six (6) years from the date of grant as to an additional thirty-three and one third percent (33 1/3%) or up to one hundred percent




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                          (100%) of the aggregate of the Shares subject to such
                          Option.

                 The Committee may make appropriate adjustments in the Share Trigger Value to appropriately reflect any stock dividend, stock split, reclassification or other change in capitalization.

         (D)     Method of Exercise and Payment of Options

                 Each NAC 100 Option granted under this Plan shall be deemed to be exercised when the holder thereof shall indicate the decision to do so in writing delivered to the Company, and shall at the same time tender to the Company payment in full for the Shares as to which such NAC 100 Option is exercised in cash or by certified check, bank draft or money order at the time of exercise; (i) within ten (10) business days after any day on which the Share Trigger Value is reached in the case of Options exercised as a result of the Share Trigger Value having been reached; and, (ii) within ten (10) business days of the date of written notice to exercise in all other cases. Each such Option holder shall comply with such other requirements as the Company may establish pursuant to Section 4 of this Plan, but this provision shall not preclude exercise of any NAC 100 Option by any other proper legal methods specifically approved by the Committee.

         (E)     Limitations on Exercise or Grant of Option

                 Notwithstanding the above provisions, no Options will be exercisable and no shares will be issued under this Plan except by or to a Member Dealer in good standing. In the event a Member Dealer shall be deemed by the Company to be in breach of any terms of the Dealer Agreement at any time, any exercise of an Option or part thereof, and any issuance of shares shall be suspended until such time as the Member Dealer resolves the breach to the satisfaction of the Company.

         (F)     Termination of Options

                 All NAC 100 Options must be exercised within seven (7) years from the date of grant. Any portion of an Option not exercised within such period shall terminate. In addition, all NAC 100 Options shall terminate upon the termination of the Optionee's Dealer Agreement.

9.       Non-transferability of Options
         ------------------------------
         No Option granted under this Plan may be sold or otherwise transferred or encumbered by a Member Dealer by any means, intentionally


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         or otherwise and may be exercised only by the Member Dealer.  Any purported transfer or encumbrance of any kind shall be of no force or effect.

10.      Compliance with Law and Approval of Regulatory Bodies
         -----------------------------------------------------
         No Option will be exercisable and no Shares will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with applicable securities laws, withholding tax requirements, if any, and with the rules of all domestic stock exchanges on which the Shares may be listed. Any Share certificate issued to evidence Share(s) may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, and no Shares will be delivered under this Plan, until the Company has obtained such consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable. Further, the Company shall have the right to postpone for at least ninety (90) days any exercise of an Option or delivery of Shares, if such action would result in a violation of any state or federal laws and/or regulations.

11.      Termination of Plan
         -------------------
         This Plan or the granting of Options shall terminate on January 31, 1996, and no Options shall be granted hereunder other than those Options which a Member Dealer became entitled to prior to the close of business on January 31, 1996. The Board may terminate this Plan at any time prior to the above date in its own discretion; and may amend or modify the Plan at any time and from time to time, but no amendment or modification of the Plan shall in any manner adversely affect any Option previously granted under the Plan without the consent of the Member Dealer holding the Option. The Plan may be renewed or extended by the Board for such period(s) as may be determined by the Board including from year to year, at its discretion. In the event the Plan is renewed, accumulations of Financing Contracts may continue to accrue and may be carried over to the succeeding year or years as permitted by the Board.

12.      General Provision
         -----------------
         Headings are given to the sections of this Plan solely as a convenience to facilitate reference; such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provisions thereof. Use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

13.      No Rights Prior To Issuance Of Shares Of Stock
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         A Member Dealer shall have no rights as a stockholder with respect to any Shares covered by an Option until the receipt of a stock certificate for each Share to the participating Member Dealer for such Shares.


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